Yuhe International, Inc.

Yuhe International, Inc. Officers and Directors Complete the Previously Announced Executive Stock Purchase Plan; Company to Host Conference Call to Comment on Stock Price Volatility

Weifang, Shandong Province, the P.R.C. June 14, 2011 - Yuhe International, Inc. (NASDAQ: YUII) (“Yuhe” or the “Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People's Republic of China (“PRC”), today announced that certain of its executive officers and directors have completed the previously announced executive stock purchase plan, by which they purchased the Company’s common stock for their personal accounts on the open market at prevailing market prices. The Company further announced that its management will comment on the recent price volatility of the Company’s shares through a special conference call before the market opens on Tuesday, June 14, 2011.

Pursuant to the previously announced executive stock purchase plan, the participating officers and directors collectively invested approximately RMB 2.1 million, or approximately US$330,000, in the shares of the Company. The participating executive officers and directors included the Company’s Chief Executive Officer, Mr. Zhentao Gao, Chief Financial Officer, Mr. Gang (Vincent) Hu, and certain members of its Board of Directors. The executive stock purchase plan was funded by cash commitments made by the participating officers and directors and will not have any impact on the Company's financial statements or cash balance. The execution of the executive stock purchase plan was conducted in a manner consistent with the interest of all of the shareholders of the Company, taking into account of market conditions, stock prices, and other factors.

Mr. Zhentao Gao, Chairman and Chief Executive Officer of Yuhe International, commented, "The adoption and execution of the executive stock purchase program is a strong demonstration of our commitment to aligning the interests of our shareholders and our executive officers and Directors. The management and directors believe that the Company’s fundamentals and growth prospects are not fairly reflected in its current share price, which represents an attractive opportunity for personal investments. We remain devoted to leveraging our operational expertise in China’s day-old broiler industry to deliver superb operational results and long-term returns for our shareholders.”

The Company also attach the following Chinese documents as evidence of its acquisitions conducted in December 2009, when it entered into an agreement to purchase 13 breeder farms from Weifang Dajiang Corporation, for a total acquisition consideration of approximately $15.2 million:

(1)	The formal Purchase Agreement between Weifang Yuhe Poultry Co., Ltd. and Weifang Dajiang Corporation, which was legally signed and stamped by both parties;
(2)	The pay check stub for the payment remitted to Weifang Dajiang Corporation upon signing the Agreement;
(3)	The bank statement showing the transaction history;
(4)	The stamped receipt from Weifang Dajiang Corporation for the payment; and
(5)	An independent asset evaluation report on the acquired farms issued by a third-party asset evaluation agency.

Conference Call

The Company will host a conference call at 8:30 a.m. Eastern Time on Tuesday, June 14, 2011, to discuss the executive stock purchase and to comment on the recent price volatility of the Company’s shares. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time.

Conference ID # 75607117
USA Toll-free:    18662421388
China Toll-Free:    4006988166
International Dial-In: + 61288236760

In addition, a replay of the conference call will be accessible within 24 hours via Yuhe's website at:
http://www.yuhepoultry.com/newEbiz1/EbizPortalFG/portal/html/luyin.html

About Yuhe International, Inc.
Yuhe International, Inc. is one of the largest day-old broiler producers in China. Founded in 1996, the Company operates in the middle of the commercial broiler chicken supply chain, where it purchases parent breeding stock from breeder farms, raises them to produce hatching eggs, and hatches the eggs to live day-old broilers, which are then sold through 38 distributors to its end-users, such as integrated chicken companies and broiler raisers. Headquartered in Weifang, Shandong province, the Company has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd., the latter of which largely supplies the Company's internal demand for chicken feed. Currently, the Company has approximately 1600 employees with 43 breeding farms and three hatchery facilities. Approximately 90% of the Company’s current sales are in Shandong province with a customer base across ten provinces in China. The Company has passed ISO9001 certification and operated imported state-of-the-art equipment, adhering to the international standard of operation. For more information about the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement
 This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Independent asset evaluation report on the acquired farms issued by a third-party asset evaluation agency:
http://www.prnasia.com/sa/attachment/2011/06/20110614985548.doc

Paycheck stub and Stamped receipt 1:
http://www.prnasia.com/sa/attachment/2011/06/20110614812081.pdf

Paycheck stub and Stamped receipt 2:
http://www.prnasia.com/sa/attachment/2011/06/20110614714091.pdf

Purchase Agreement between Weifang Yuhe Poultry Co., Ltd. and Weifang Dajiang Corporation:
http://www.prnasia.com/sa/attachment/2011/06/20110614265150.pdf

The bank statement showing the payment transaction:
http://www.prnasia.com/sa/attachment/2011/06/20110614511061.pdf

Contact Information:

Yuhe International, Inc.
www.yuhepoultry.com
Ms. Serena Wu
Investor Relations Manager
+1 (646) 502-8625
Email: serena.wu@yuhepoultry.com

Mr. Vincent Hu
Chief Financial Officer
Email: vincent.hu@yuhepoultry.com